ADDvantage Technologies Reports Financial Results for the Third Quarter Fiscal 2021

Telco Segment achieves an all-time high in revenue and Management expects significant growth in 5G wireless revenues in fiscal fourth quarter and 2022

Carrollton, Texas, 08/12/2021 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY) (“ADDvantage Technologies” or the “Company”) today reported its financial results for the three and nine month periods ended June 30, 2021.

“The third fiscal quarter benefited from 65% higher revenue in our Telco segment, specifically from Nave Communications, an all-time high for Nave, as the ongoing chip and electronics supply chain issues for new technology drove higher demand for refurbished alternatives,” commented Joe Hart, Chief Executive Officer. “The higher volumes have generally continued into the fourth fiscal quarter, but we anticipate a leveling off of demand at some point in future quarters, albeit at a somewhat elevated level relative to the recent past. Nave is having a really strong year and Triton Datacom has recovered from a COVID-related softness in sales earlier in the year.”

“The long-awaited 5G expansion has begun in earnest, and the hard work to position our company as a key player in the development of 5G networks by our Fulton Technologies team has paid off,” added Mr. Hart. “Over the last few months, we have won site awards to upgrade technology to 5G for over 1,000 cell sites in seven major metropolitan markets. We have also added two new major Tier-1 clients. We remain confident that the Wireless segment revenue in the second half of calendar 2021, the period encompassing our fourth fiscal quarter of this year and first fiscal quarter of next year, could gradually double the levels we reported in the first half of calendar 2021. Moreover, this represents only a portion of the total work to be done. We already have purchase orders for fiscal year 2022 construction services that exceed the total value of our fiscal year 2021 total Wireless revenue.”

“The initial awards are from multiple carriers, including both longstanding customers and two new entrants to the market. We have been awarded work in seven major markets, some of which are new for us, all in the greater Midwest and Southwest regions contiguous to our historical bases in Chicago and Dallas. Most of the new site awards are for the installation of new 5G radios and antennas, but some also involve decommissioning and removing older technologies on a tower or rooftop to make room for new 5G installations to follow later, and in some cases, installing additional 4G frequencies at the site” continued Mr. Hart.

“As I’ve previously indicated, the 5G expansion is massive. It represents a multi-year secular trend not just for tower work but for data centers, technology providers, handset manufacturers and wireless carriers. The capital expenditure plans of wireless carriers are public and often discussed. Tower work is just one piece of this effort, and we are strategically positioned to capture a meaningful portion of this work due to our established relationships and experienced crews under Fulton Technologies in key markets across the very center of the United States.”

“The expected incremental revenue from our Wireless segment in the fourth quarter, along with the higher Telco sales, should help us finish the year strong, with improved margins and significant momentum heading into the new fiscal year,” concluded Mr. Hart.

Financial Results for the Three Months Ended June 30, 2021

Sales for the three months ended June 30, 2021 were $17.0 million, an increase of $5.0 million, or 42%, compared to $12.0 million for the three months ended June 30, 2020. The increase was primarily due to $6.0 million of increased sales in the Telco segment resulting from increased demand for refurbished telecommunications equipment sold by the Telco segment, partially offset by $1.0 million of decreased sales in the Wireless segment resulting from delays in infrastructure spending from the major U.S. carriers and circumstances related to the COVID-19 pandemic.
Gross profit for the three months ended June 30, 2021 of $4.3 million was consistent with gross profit of $4.2 million for the same period last year. The slight increase in gross profit was due to an increase in the Telco segment of $1.1 million, partially offset by a decrease of $1.0 million in the Wireless segment. Wireless margins for the third quarter 2021 of 30% were in-line with historical levels, but margins in the third quarter last year were unusually high at 44% due to change-order revenue recovery from the second quarter of 2020.

Operating expenses increased $0.5 million, or 26%, to $2.5 million for the three months ended June 30, 2021 from $2.0 million for the same period last year. The increase was primarily due to the Wireless segment as it ramps up to meet the increased demand and deploy teams to additional new markets.
Selling, general and administrative ("SG&A") expenses include overhead costs such as personnel, insurance, professional services, communication, and other cost categories. SG&A expense increased $1.1 million, or 47%, to $3.6 million for the three months ended June 30, 2021 from $2.4 million for the same period last year. General and administrative costs accounted for $0.4 million of the increase, while selling costs accounted for $0.7 million of the increase due primarily to increased sales at Nave.
Net loss for the three months ended June 30, 2021 was $2.1 million, or a loss of $0.17 per diluted share, compared with net income of $23 thousand, or earnings of $0.00 per diluted share for the same quarter last year. Net income for the three months ended June 30, 2020 included a $0.7 million in impairment charge related to a right of use asset associated with a building lease in the Telco segment and an income tax benefit of $1.2 million related to tax losses generated during fiscal year 2020 up to the amount that the Company estimates is realizable based upon taxable income in the carryback periods of 2018 through 2020.

Adjusted EBITDA loss for three months ended June 30, 2021 was $1.5 million compared with an Adjusted EBITDA loss of $0.2 million for the same quarter last year. Adjusted EBITDA loss for the three months ended June 30, 2020 included an impairment charge of $0.7 million related to the impairment of a right of use asset associated with a building lease in the Telco segment.

Financial Results for the Nine Months Ended June 30, 2021

Sales increased $4.5 million, or 12%, to $42.4 million for the nine months ended June 30, 2021 from $37.9 million for the nine months ended June 30, 2020. The increase in revenue was primarily in the Telco segment, which increased $7.4 million, partially offset by a decrease of $2.9 million in the Wireless segment.

Gross profit increased $3.8 million, or 51%, to $11.1 million for the nine months ended June 30, 2021 from $7.3 million for the same period last year. The increase in gross profit was due to an increase in the Telco segment of $3.7 million, as well as an increase in the Wireless segment of $0.1 million.

Operating expenses increased $0.4 million, or 7%, to $6.7 million for the nine months ended June 30, 2021 from $6.3 million for the same period last year. The increase is primarily attributable to increased personnel costs in the Wireless segment as we prepare for the rollout of 5G-related work.

Selling, general and administrative expenses increased $2.4 million, or 30%, to $10.5 million for the nine months ended June 30, 2021 from $8.1 million for the same period last year. General and administrative costs accounted for $1.2 million of the increase, while selling costs accounted for $1.3 million of the increase. Non-cash stock-based compensation expense accounted for $0.7 million of the increased general and administrative costs.
Net loss for the nine months ended June 30, 2021 was $7.1 million, or a loss of $0.58 per diluted share, compared with a net loss of $16.4 million, or a loss of $1.49 per diluted share, for the nine months ended June 30, 2020. Net loss for the nine months ended June 30, 2020 included impairment charges for intangibles including goodwill of $8.7 million, inventory reserve and net realizable value adjustments totaling $2.1 million, a $0.7 million impairment charge related to a right of use asset associated with a building lease in the Telco segment, and an income tax benefit of $1.2 million related to tax losses generated during fiscal year 2020 up to the amount that the Company estimates is realizable based upon taxable income in the carryback periods of 2018 through 2020.
Adjusted EBITDA loss for the nine months ended June 30, 2021 was $5.3 million compared with an Adjusted EBITDA loss of $6.8 million for the same quarter last year. Adjusted EBITDA loss for the nine months ended June 30, 2020 included an inventory obsolescence charge of $2.1 million.

Balance sheet
Cash and cash equivalents were $3.7 million as of June 30, 2021, compared with $8.4 million as of September 30, 2020. As of June 30, 2021 and September 30, 2020, the Company had net inventories of $5.6 million.

Outstanding debt decreased during the nine months ended June 30, 2021 by $0.7 million to $7.3 million, which is comprised of $2.8 million on a revolving line of credit, $2.9 million of notes payable under our Payroll Protection Program (PPP) loan, and $1.6 million in financing leases. At September 30, 2020 outstanding debt was $8.0 million. The Company has applied for forgiveness of the PPP loan. Our lender reviewed our application and forwarded it to the SBA for approval.

During the first quarter, the Company renewed its revolving bank line of credit for one year to a maturity date of December 17, 2021. As part of this renewal, capacity under the revolving bank line of credit remained at $4.0 million, or the sum of 80% of eligible accounts receivable and 60% of eligible inventory, as defined in the loan agreement. As of June 30, 2021, $2.8 million has been drawn on the revolving bank line, with $1.2 million remaining eligibility. In combination with our operating cash of $3.6 million, the Company had $4.8 million of liquidity at June 30, 2021.

Earnings Conference Call

Date:                     Friday, August 13, 2021
Time:                     10 a.m. Eastern
Toll-free Dial-in Number:            1-866-548-4713
International Dial-in Number:        1-323-794-2093
Conference ID:                5907397

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through August 27, 2021.

Toll-free Replay Number:         1-844-512-2921
International Replay Number:         1-412-317-6671
Replay Passcode:             5907397

An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (Nasdaq: AEY) is a communications infrastructure services and equipment provider operating a diversified group of companies through its Wireless Infrastructure Services and Telecommunications segments. Through its Wireless segment, Fulton Technologies provides turn-key wireless infrastructure services including the installation, modification and upgrading of equipment on communication towers and small cell sites for wireless carriers, national integrators, tower owners and major equipment manufacturers. Through its Telecommunications segment, Nave Communications and Triton Datacom sell equipment and hardware used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems. The Telecommunications segment also offers repair services focused on telecommunication equipment and recycling surplus and related obsolete telecommunications equipment.

ADDvantage operates through its subsidiaries, Fulton Technologies, Nave Communications, and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

Cautions Regarding Forward-Looking Statements
The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.
-- Tables follow –

ADDvantage Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	June 30, 2021	September 30, 2020

Assets
Current assets:
Cash and cash equivalents	$3,598	$8,265
Restricted cash	136	108
Accounts receivable, net of allowances of $250, respectively	8,347	3,968
Unbilled revenue	863	590
Promissory note, current	—	1,400
Income tax receivable	—	1,283
Inventories, net of allowances of $3,168 and $3,054, respectively	5,611	5,576
Prepaid expenses and other current assets	1,163	884
Total current assets	19,718	22,074

Property and equipment, at cost	5,212	4,220
Less: Accumulated depreciation	(2,242)	(1,586)
Net property and equipment	2,970	2,634
Right-of-use assets	2,991	3,758
Promissory note, long-term	1,865	2,375
Intangibles, net of accumulated amortization	1,186	1,425
Goodwill	58	58
Deferred income taxes	28	—
Other assets	182	179
Total assets	$28,998	$32,503

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,484	$3,472
Accrued expenses	1,809	1,319
Deferred revenue	144	113
Bank line of credit	2,800	2,800
Note payable, current	1,927	1,709
Right-of-use lease obligations – current	1,220	1,275
Financing lease obligations – current	440	285
Other current liabilities	15	41
Total current liabilities	14,839	11,014
Financing lease obligations - long-term	1,108	791
Right-of-use lease obligations - long-term	2,436	3,310
Note payable, less current portion	988	2,440
Other liabilities	7	15
Total liabilities	19,378	17,570
Shareholders’ equity:
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,511,372 shares issued and outstanding, and 11,822,009 shares issued and outstanding, respectively	125	118
Paid in capital	(745)	(2,567)
Retained earnings	10,240	17,382
Total shareholders’ equity	9,620	14,933
Total liabilities and shareholders’ equity	$28,998	$32,503

ADDvantage Technologies Group, Inc.
Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
Sales	$17,017	$12,022	$42,433	$37,943
Cost of sales	12,748	7,851	31,354	30,619
Gross profit	4,269	4,171	11,079	7,324
Operating expenses	2,508	1,998	6,733	6,276
Selling, general and administrative expenses	3,561	2,421	10,532	8,097
Impairment of right-of-use asset	—	660	—	660
Impairment of intangibles including goodwill	—	—	—	8,714
Depreciation and amortization expense	314	242	899	1,197
(Gain) Loss on disposal of assets	(13)	(8)	(23)	(36)
Loss from operations	(2,101)	(1,142)	(7,062)	(17,584)
Other income (expense):
Interest income	34	83	115	259
Income from equity method investment	—	—	—	41
Other expense, net	(34)	(37)	(61)	(123)
Interest expense	(46)	(101)	(156)	(184)
Total other income (expense), net	(46)	(55)	(102)	(7)

Loss before income taxes	(2,147)	(1,197)	(7,164)	(17,591)
Benefit for income taxes	(23)	(1,220)	(23)	(1,236)
Net income (loss)	$(2,124)	$23	$(7,141)	$(16,355)

Income (loss) per share:
Basic	$(0.17)	$—	$(0.58)	$(1.49)
Diluted	$(0.17)	$—	$(0.58)	$(1.49)
Shares used in per share calculation:
Basic	12,495,438	11,079,580	12,352,960	10,955,235
Diluted	12,495,438	11,216,688	12,352,960	10,955,235

Non-GAAP Financial Measure
Adjusted EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA as presented also excludes restructuring charge, stock-based compensation expense, other income, other expense, interest income and income from equity method investment. Adjusted EBITDA is presented below because this metric is used by the financial community as a method of measuring our financial performance and of evaluating the market value of companies considered to be in similar businesses. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. Adjusted EBITDA may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.
The following table provides a reconciliation by segment of loss from operations to Adjusted EBITDA for the three and nine month periods ended June 30, 2021 and June 30, 2020, in thousands:

	Three Months Ended June 30, 2021			Three Months Ended June 30, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(2,117)	$16	$(2,101)	$(75)	$(1,067)	$(1,142)
Impairment of right of use asset	—	—	—	—	660	660
Depreciation and amortization expense	185	129	314	145	97	242
Stock based compensation expense	136	143	279	24	37	61
Adjusted EBITDA	$(1,796)	$288	$(1,508)	$94	$(273)	$(179)

	Nine Months Ended June 30, 2021			Nine Months Ended June 30, 2020
	Wireless	Telco	Total	Wireless	Telco	Total
Loss from operations	$(4,759)	$(2,303)	$(7,062)	$(3,310)	$(14,274)	$(17,584)
Impairment of right of use asset	—	—	—	—	660	660
Impairment of intangibles including goodwill	—	—	—	—	8,714	8,714
Depreciation and amortization expense	513	387	899	460	737	1,197
Stock based compensation expense	383	457	840	56	111	167
Adjusted EBITDA	$(3,863)	$(1,459)	$(5,323)	$(2,794)	$(4,052)	$(6,846)